Exhibit 99.1

Accretion Acquisition Corp. Announces Separate Trading of its Common Stock, Rights, and Warrants, Commencing December 1, 2021

Denver, Colorado, November 29, 2021 — Accretion Acquisition Corp. (the “Company”) today announced that commencing December 1, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of common stock, rights, and warrants included in the units. Each unit consists of one share of common stock, par value $0.001 per share, one right entitling the holder to receive one-tenth of one share of common stock upon the consummation of an initial business combination, and one-half of one warrant, with each whole warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of common stock, rights and warrants that are separated will trade on the Nasdaq Global Market (the “Nasdaq”) under the symbols “ENER,” “ENERR,” and “ENERW,” respectively. Those units not separated will continue to trade on the Nasdaq under the symbol “ENERU.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ units into shares of common stock, rights, and warrants.

The units were initially offered by the Company in an underwritten offering. EarlyBirdCapital, Inc. and Stephens Inc. acted as the book-running managers.

A registration statement relating to the units and the underlying securities became effective on October 20, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission (the “SEC”) website at http://www.sec.gov.

ABOUT ACCRETION ACQUISITION CORP.

Accretion Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Brad Morse

Accretion Acquisition Corp.

brad@fulcrumef.com